EXHIBIT 16.2

PRIVATE AND CONFIDENTIAL

                    November 1, 2004

BY FAX TO 1-407-977-1186
AND REGISTERED MAIL

Bio-One Corporation
1630 Winter Springs Boulevard
Winter Springs, Florida 32708

Attention: Mr. Armand Dauplaise, President and Chief Executive Officer

BY HAND AND BY FAX TO 1-407-977-1186

Interactive Nutrition International Inc.
2487 Kaladar Avenue, Suite 360E
Ottawa, Ontario KIV 8B9

Attention: Mr. Bernard Shinder, Director

BY HAND

Interactive Nutrition International Inc.
2487 Kaladar Avenue, Suite 360E
Ottawa, Ontario K1V 8B9

Attention: Mr. Eli Nesrallah, President and Chief Executive Officer

Dear Sirs:

Re:          $15,000,000.00 Convertible Promissory Note dated March 31, 2004 held by
Nesracorp Inc. from Interactive Nutrition International Inc.

Further to the recent discussions between Pamela Nesrallah, representing Nesracorp Inc. (“Nesracorp”) and Mr. Bernard Shinder and Mr. Armand Dauplaise, representing Bio-One Corporation (“Bio-One”) and Interactive Nutrition International Inc. (“Interactive”), we wish to confirm by way of this letter Nesracorp continuing concerns with respect to your ongoing defaults in payment of your indebtedness to Nesracorp, as well as the requirements of Nesracorp with respect to our forbearance from exercising our rights under our security.

In this regard, you hereby acknowledge and confirm your prior and continuing agreement with the terms of our letter of position dated July 7, 2004 (the “Position Letter”) and you acknowledge the expiry and your default under the terms of our initial letter agreement in respect of these matters dated and counter-signed on August 13, 2004 (the “First Forbearance Agreement”). It is hereby acknowledged and agreed that Nesracorp continues to reply upon the representations, warranties and covenants made by each of Bio-One and interactive in response to the Position Letter and as expressly set out in the First Forbearance Agreement.

The details of your indebtedness in our favor are set out in the $15,000,000.00 Convertible Promissory note issued by you and dated March 31, 2040 (the “Promissory Note). In particular, the Promissory Note calls for payments of $263,158,.00 on the first day of each calendar month, commencing July 1, 2004. The payments due on July 1, August 1, September 1, October 1 and November 1, 2004 have not been made and accordingly you remain in default under the Promissory Note. Interest accrued after default at the prime rate of the Royal Bank of Canada plus 2% per annum. In this letter all amounts are stated in Canadian dollars.

Attached to and forming part of this letter as Schedule “A” is a cash flow plan and budget (the “Budget”) prepared by Bio-One and Interactive in support of the forbearance herein provided and in contemplation of the execution of this letter. Bio-One and Interactive hereby represent and warrant that they are familiar with the terms of the Budget and believe that it is reasonable and achievable, and Bio-One hereby covenants to make the cash injections contemplated therein. Bio-One and Interactive acknowledge that Nesracorp is entering into this forbearance letter based upon reliance on such representations, warranties and covenants.

Having given due consideration to this matter and in light of your agreement to the terms of our Position Letter and the First Forbearance Agreement, and to the Budget, Nesracorp will agree to forebear from demanding payment under its Promissory Note and will continue to make its credit available on a day to day basis upon the following terms and conditions:

the terms and conditions set out in the Promissory Note and in any security granted by you to Nesracorp shall continue in full force and effect, save as amended and subject to the terms and conditions set out herein;

XVI.	Bio-One and Interactive shall execute and return forthwith to Nesracorp an Acknowledgement and Waiver, in the form attached hereto as Schedule “B” under which Bio-One and Interactive shall acknowledge their default under the Promissory Note and agree that Nesracorp is entitled to immediate enforcement of it rights under the general security agreement issued thereof, and under any other security it holds from Bio-One and Interactive (the “Security”).

XVII.	Bio-One and Interactive hereby covenant and agree to keep Nesracorp advised of any significant legal or financial event detrimental to Bio-One’s or Interactive’s financial position at the earliest possible date prior to its implementation if being planned or forthwith upon its occurrence;

XVIII.	Interactive hereby undertakes to meet and observe the terms of the Budget, and to maintain its financial position without deterioration;

XIX.	Interactive shall not, so long as it continues to be indebted to Nesracorp, pay any dividends, redeem any shares, guarantee any debt, redeem any shares, guarantee any debt, repay any shareholder loans or interest thereon or pay any management or other bonuses or distributions of income to Bio-One or to any of its related companies, except where funds are drawn and re-circulated to Interactive, without the prior written consent of Nesracorp;

XX.	Interactive and Bio-One shall promptly do, make, execute, deliver, or cause to be done, made executed or delivered, all such further acts, documents and things as Nesracorp requires for the purpose of giving effect to the terms of this letter.

Any failure of Bio-One or Interactive to meet the Budget and respect the foregoing terms and conditions shall constitute default under this letter and Nesracorp shall, in its sole discretion, be free to immediately exercise its remedies and enforce its Security, without the requirement of any further notice to either of Bio-One and/or Interactive.

Provided that you comply with the terms and conditions of this forbearance letter and satisfy all of the above-noted requirements to Nesracorp’s satisfaction, Nesracorp will forbear from enforcing its Security, which you acknowledge is valid and enforceable, until the earlier of:

November 30, 2004; and

XXI.	the date that either Bio-One or Interactive commits an act of default of their obligations to Nesracorp either under this forbearance letter, the Promissory Note or the Security; and

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XXII.	the date Nesracorp delivers to you a demand for payment of all indebtedness which Nesracorp shall be permitted to do on the occurrence of any one of the events described herein, which period commencing on November 1, 2004 shall be called the “Second Forbearance Period”.

During the Second Forbearance Period, interest shall accrue on all your indebtedness to Nesracorp (including all arrears) at the rate stipulated in the Promissory Note. If there shall be any default during the Second Forbearance Period, it is agreed that the entire balance of the Promissory Note shall accelerate and become due together with interest thereon, and, in that event, Nesracorp shall be entitled to enforce, without delay or further notice, all its rights under the Security in respect of the entire balance of the Promissory Note.

Bio-One shall pay all of Nesracorp’s reasonable legal fees and out of pocket costs and goods and services taxes thereon which are or were incurred in connection with your default including, without limitation, the preparation and negotiation of the Position Letter, the First Forbearance Agreement, and this forbearance letter and in connection with obtaining any additional security from yourself and maintaining the Security in good standing and to the satisfaction of Nesracorp during the Second Forbearance Period.

During the Second Forbearance Period you shall not:

cause or permit any breach of this forbearance letter, the Promissory Note or any Security;

XXIII.	make a proposal, or apply for or seek relief from creditors under the BIA, the Companies’ Creditors Arrangement Act or any other legislation granting relief from creditors, or make an assignment for the general benefit of creditors or an assignment in bankruptcy under the BIA; and/or

XXIV.	cause or permit the sale, assignment, transfer or other disposition of any part of Interactive assets, property or undertaking other than as contemplated herein without Nesracorp’s prior written consent.

If you default in any terms or conditions of this forbearance letter, the Promissory Note or the Security, or should there be, in Nesracorp’s sole opinion, a further material adverse change in your financial condition or prospects, an increase in risk to Nesracorp or a deterioration of the Security, or should any other creditor take enforcement proceedings, file a writ of seizure and sale against you or commence a bankruptcy petition against you, the Forbearance Period shall terminate and Nesracorp shall, in its sole discretion, be free to exercise its remedies and enforce its Security.

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Please acknowledge your acceptance of all the above-noted terms and conditions by signing the duplicate original letter attached hereto and returning it to the undersigned at Nesracorp on or before November 2, 2004. Failure to do so may result in Nesracorp taking such actions as it deems necessary to protect its interests.

Yours very truly,

Pamela Nesrallah, Treasurer
Nesracorp Inc.

Copies by registered mail to:

Bernard Shinder, Director
Interactive Nutrition International Inc.
7578 Regency Lake Drive
Boca Raton, Florida 33433

Frank Clark, Director
Interactive Nutrition International Inc.
7313 Oak Leafe Way
Sarasota, Florida 34241

AGREED TO AND ACCEPTED THIS 2nd DAY OF NOVEMBER, 2004.

Bio-One Corporation
Per

Armand Dauplaise
I have authority and bind the Corporation

Interactive Nutrition International Inc.
Per:

Bernard Shinder, Director
I have authority and bind the Corporation

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Schedule A - Budget And Cash Plan

[Chart illegible]

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Cash Flow Projections Chart

[Chart illegible]

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SCHEDULE B

ACKNOWLEDGEMENT & WAIVER

Bio-One Corporation and Interactive Nutrition International Inc. hereby acknowledge receipt of the attached Notices from Interactive Nutrition Inc., now operating under the name of Nesracorp Inc. (the “Creditor”) concerning default in payment of indebtedness and enforcement of security on assets of Interactive Nutrition International Inc. The undersigned hereby waive observance of the notice periods referred to in the attached Notices prior to enforcement of security held by the Lenders, and the undersigned hereby consents to the immediate enforcement of such security.

DATED at Ottawa, Ontario, as of this 2nd day of November, 2004.

Bio-One Corporation
Per

Armand Dauplaise
I have authority and bind the Corporation

Interactive Nutrition International Inc.
Per:

Bernard Shinder, Director
I have authority and bind the Corporation

NOTICE OF INTENTION TO ENFORCE SECURITY

(UNDER SUB-SECTION 224(1) OF THE BANKRUPTCY AND INSOLVENCY ACT

TO:    INTERACTIVE NUTRITION INTERNATIONAL, INC., an insolvent person 2487 Kaladar Avenue, Suite 360E, Ottawa, Ontario, K1V 8B9

TAKE NOTICE that:

Interactive Nutrition Inc., now operating as Nesracorp Inc. (the “Creditor), a secured creditor, intends to enforce its security on the property of the insolvent person described below:

A.	all of the personal property, assets and undertaking of the insolvent person, of whatsoever nature and wherever situate.

XXIV.	The security that is to be enforced is in the form of:

A.	Convertible Promissory Note dated March 31, 2004 secured by:

1.	a Share Pledge Agreement dated March 31, 2004; and

2.	a General Security Agreement dated March 31, 2004

which is registered pursuant to the Personal Property Security Act as registration number:
2004 0331 1154 1590.

XXV.	The total amount of the outstanding indebtedness secured by the security is $15,000,000.00 plus interest calculated in accordance with the Convertible Promissory Note.

XXVI.	The secured creditor will not have the right to enforce the security until after the expiry of the ten (10) day period following the sending of this Notice, unless the insolvent person consents to an earlier enforcement.

DATED at Ottawa, Ontario as of this 31st day of October, 2004.

Nesracorp. Inc.
Per:

Pamela Nesrallah, Treasurer

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NOTICE OF DEFAULT

TO:	BIO-ONE CORPORATION (referred to as the “Corporation”)
1630 Winter Springs Boulevard, Winter Springs, Florida, 32708

AND TO:	INTERACTIVE NUTRITION INTERNATIONAL, INC., (included in the definition of “Corporation”)
2487 Kaladar Avenue, Suite 360E, Ottawa, Ontario, K1V 8B9

FROM:	INTERACTIVE NUTRITION, INC., now operating under the name of
NESRACORP INC. (the “Creditor”)

WHEREAS the Corporation issued a convertible promissory note dated and issued as of March 31, 2004 for the principal amount of $15,000,000.00 (the “Note”) to the Creditor which Note is secured by a general security agreement between the Interactive Nutrition International Inc. and the Creditor dated as of March 31, 2004 (the “General Security Agreement”).

AND WHEREAS section 2(i) of the Note provides that the Corporation shall pay to the Creditor consecutive monthly installment payments of $263,158.00 on the first (1st) day of each calendar month with the first payment falling due on July 1, 2004;

AND WHEREAS the first monthly installment payment was payable in full by the Corporation to the Creditor on July 1, 2004;

AND WHEREAS the Corporation has failed to make any payment of the monthly installment payments due on and after July 1, 2004 pursuant to the terms of the Note and is in default (“Default in Payment”) under the terms of the Note;

AND WHEREAS the Creditor desires to give notice to the Corporation of such Default in Payment;

AND WHEREAS pursuant to section 3 of Schedule B” of the Note, if the Default in Payment continues for more than fifteen (15) days after notice of such default is given to the Corporation, the principal, interest and other moneys secured by the Note shall become immediately payable and the security under the Note shall become enforceable;

AND WHEREAS pursuant to section 9(a) and 10 of the General Security Agreement, if the Corporation fails to pay when due any of its obligations under the Note for more than fifteen (15) days after notice of such default is given to the Corporation, all obligations under the Note shall become enforceable;

THE CREDITOR HEREBY GIVES NOTICE to the Corporation of the following:

B.	the Corporation is in default under the terms of the Note;

C.	the Corporation is in default under section 2(i) of the Note by failing to pay the first four monthly installment payments as due.

The Creditor demands that the Corporation, in accordance with the terms of the Note, remedy the Default in Payment within fifteen (15) clear days of the date of this Notice.

Pursuant to section 3 of Schedule “B” of the Note, if the Corporation fails to remedy the Default in Payment within the period set out above, the principal, interest and other moneys secured by the Note shall become immediately payable to and the security under the Note shall become enforceable by the Creditor and the Creditor shall be entitled to exercise any of its rights under the Note and the General Security Agreement and all other remedies available at law.

The Corporation may have defaulted or breached other obligations under the Note and the General Security Agreement. Failure by the Creditor to include any of these other defaults and/or breaches in this Notice shall in no way be construed as a waiver by the Creditor of its rights and remedies or the Corporation’s duties and obligations.

Unless each and every default above has been remedied by the Corporation in accordance with the terms and of this notice, and the Note and the General Security Agreement, the Creditor shall be entitled to exercise any of its rights set out herein.

Time shall be of the essence.

This Notice shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

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INTERACTIVE NUTRITION INC. NOW
OPERATING AS NESRACORP. INC.

Per:

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